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                                                    Registration No.: 333-113925

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        ---------------------------------
                                   FORM SB-2/A


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          PRE-EFFECTIVE AMENDMENT NO. 6


                               KAHIKI FOODS, INC.
                 (Name of Small Business Issuer in its charter)

            Ohio                            2038                   31-1056793
            ----                            ----                   ----------
  (State or jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
Incorporation or organization)   Classification Code Number)  Identification Number)

                               1100 Morrison Road
                              Columbus, Ohio 43230
                                 (614) 332-3180

                          (Address and telephone number
                         of principal executive offices)

                       -----------------------------------

                                 Michael C. Tsao
                               1100 Morrison Road.
                              Columbus, Ohio 43230
                                 (614) 332-3198

            (Name, address and telephone number of agent for service)

                      ------------------------------------

      Copies of all communications, including copies of all communications sent to agent for service, should be sent to

                            Andrew J. Federico, Esq.
                          Carlile Patchen & Murphy LLP
                              366 East Broad Street
                              Columbus, Ohio 43215
                                 (614) 628-0801

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time commencing as soon as practicable after the effective date of this Registration Statement

      If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.


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      If this Form is a post-effective amendment filed pursuant to rule 462(d)
under the securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If delivery of the prospectus is expected to be made pursuant to rule 434, check the following box.

CALCULATION OF REGISTRATION FEE


                                                                           Proposed
     Title of Each Class                           Proposed Maximum         Maximum          Amount of
     of Securities to be           Amount to be   Offering Price Per       Aggregate       Registration
          Registered                Registered        Share (a)       Offering Price (a)        Fee
          ----------                ----------        ---------       ------------------        ---
Common Shares, no par value           100,000         $3.75                $375,000            $47.51
                                      -------         -----                --------            ------
Total Amount of Registration Fees                                                              $47.51
                                                                                               ------

      (a) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine

                                     PART II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Amended Articles of Incorporation provides that the Company shall indemnify any Director or Officer (and may indemnify any other employee or agent of the Company or of another entity) who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another Company, domestic or foreign, non-profit or for-profit, partnership joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company.

      Determination of rights to indemnification shall be made by a majority vote of a quorum of the directors, or by the court in which such action, suit or proceeding was brought.

      The Company may obtain and maintain liability insurance against liabilities of its directors, officers, employees and agents, sufficient to cover its obligations under these indemnification provisions, and may obtain such liability insurance for liabilities of such persons not subject to any obligations of the Company under these indemnification provisions.

      The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement or vote of shareholders or disinterested directors. In addition, if at any time the Ohio Revise Code ("Code") shall have been amended to authorize further elimination or limitation of the liability of directors or officers, then the liability of each director and officer of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Code require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the Articles of Incorporation, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Filing Fee - Securities and Exchange Commission    $     275
Accounting Fees and expenses                       $   5,000
Legal Fees and Expenses                            $  50,000
Blue Sky Fees and expenses                         $  10,000
Transfer Agent Fees and Expenses                   $       0
Printing and Engraving                             $       0
Miscellaneous Expenses                             $  10,000
                                                   ---------
                                          TOTAL    $  75,275
                                                   =========

      Expenses other than filing fees are estimated. The Company will pay all fees, disbursements and expenses in connection with the proposed offering.

                    RECENT SALES OF UNREGISTERED SECURITIES.

      On August 9, 2004, the Company issued options to purchase 2000 common shares each at an exercise price of $3.40 per share (the then current market price) to Dr. Winston Bash, Bob Binsky, and Charles Dix (each a director) 3,000 common shares each at an exercise price of $3.40 per share to Bradford Sprague and R.L. Richards (each a director and the chairmen of the Compensation Committee and Strategy Committee, respectively); and 4000 common shares at an exercise price of $3.40 per share to Allen Proctor (a director and chairman of the Audit Committee). Each option is exercisable through August 8, 2009. The options were issued to members of the Board of Directors in recognition of their services to the Board of Directors and service on Board committees. As the options were issued at market price, no compensation was recorded.

      On February 27, 2004, the Company closed a private offering of 588,235 Units at a price of $1.70 per Unit for a total of $1,000,000. Each Unit consisted of one Common Share, one-half $2.25 Warrant and one-half $3.00 Warrant. The entire offering was purchased by Barron Partners, LP. Laconia Capital acted as placement agent in the transaction and was paid $70,000 and received warrants to purchase 30,000 common shares at $2.25 per share for such services. As the warrants issued to Laconia Capital are exercisable at the market value of the underlying common shares at the date of grant, we have not assigned a value to the warrants. The Company utilized the proceeds to reduce current accounts payable. The Company also sold 14,705 Common Shares at a price of $1.70 per share to Mr. William Velmer on February 27, 2004. The proceeds of this offering were used for working capital.

      On January 20, 2004, the Company issued 80,000 Options to Bob Binsky, a Director of the Company, in connection with continuing consulting services provided by Mr. Binsky. As the options issued to Mr. Binsky are exercisable at the market value of the underlying common shares at the date of grant, we have not assigned a value to the options.

      The Company believes that the foregoing transactions were exempt from registration under Sections 4(2) and 4(6) of the Securities Act of 1933. All purchasers received written information about the Company and the Company believes that all such purchasers were qualified investors. All such purchasers have executed and delivered to the Company investment representations and appropriate restrictive legends have been placed on the stock and warrant certificates issued. Additionally, based on representations made by Barron Partners LP and Mr. Velmer, and the fact that Mr. Binsky is a director of Kahiki, we believe that each of them is an accredited investor as defined in the Securities Act of 1933. No form of general solicitation or advertising was used to market the securities in any of these offerings.

                                INDEX TO EXHIBITS

*3.1     Amended and Restated Articles of Incorporation of the Registrant

*3.2     Code of Regulations of the Registrant

*4.1     Specimen Common Share certificate

*4.2     $2.25 Common Share Purchase Warrant

*4.3     $3.00 Common Share Purchase Warrant

*4.4     Common Share Purchase Option

*4.5     2001 Non-Qualified and Incentive Stock Option Plan


 4.6     Modification Agreement


*5.1     Opinion re: legality

*10.1 Lease between Kahiki Foods, Inc. and Simon Group Limited Partnership dated December 27, 1999 relating to property located at 3004 East 14th Avenue, Columbus, Ohio.

*10.2 Loan Agreement between Kahiki Foods, Inc. and The Director of Development of the State of Ohio dated as of December 1, 2002.

*16.1    Letter on change in certifying accountant.


*23.1    Consent of GBQ Partners LLP

*23.2    Consent of Child, Sullivan & Company


*23.3 Consent of Carlile Patchen & Murphy LLP (contained in Opinion of counsel filed as Exhibit 5.1 hereto).

-----
* Indicates Exhibit filed with a previous draft of this registration statement.

                                  UNDERTAKINGS.

      The undersigned Registrant hereby untertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement (i) to include any prospectus required by
      Section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities of that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of the Registration Statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form or prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred and paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable knowledge to believe that it meets the requirements of filing Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Columbus, State of Ohio on October 19, 2004.

                                                 KAHIKI FOODS, INC.

                                                 By: /s/ Michael C. Tsao
                                                     -------------------
                                                     Michael C. Tsao, President

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


        SIGNATURE:                      TITLE                   DATE
/s/ Michael C. Tsao            President, Director and      October 19, 2004
---------------------------   Chief Executive Officer
Michael C. Tsao

/s/ Alice W. Tsao              Vice President, Secretary    October 19, 2004
---------------------------   and Director
Alice W. Tsao

/s/ Alan Hoover                Director                     October 19, 2004
---------------------------
Alan Hoover

/s/ Winston Bash               Director                     October 19, 2004
---------------------------
Winston Bash

/ s/Bob Binsky                 Director                     October 19, 2004
---------------------------
Bob Binsky

/s/ Bradford M. Sprague        Director                     October 19, 2004
---------------------------
Bradford M. Sprague

/s/ Charles Dix                Director                     October 19, 2004
---------------------------
Charles Dix

/s/ Allen J. Proctor           Director                     October 19, 2004
---------------------------
Allen J. Proctor

/s/ R.L. Richards              Director                     October 19, 2004
---------------------------
R.L. Richards

/s/ Julia A. Fratianne         Chief Financial Officer      October 19, 2004
---------------------------   and Treasurer
Julia A. Fratianne